Exhibit 99.1

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based upon strategically expanding from an Acquire, Enhance and Grow to an In-License, Develop and Bring to Market business model: In-license phase II and phase III drugs with long-term intellectual property protection; Develop these products and submit completed clinical studies to the FDA for NDA approvals and commercialization; Bring to Market these patent-protected brands to fill unmet needs and leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ANNOUNCES
POLYPHENON E® OINTMENT, 15% APPROVED BY FDA

Fairfield, NJ — October 31, 2006 — Bradley Pharmaceuticals, Inc. (NYSE:BDY) announced today that the Company has been notified by MediGene AG (Frankfurt, Prime Standard: MDG) that MediGene received FDA approval from the US Food and Drug Administration (FDA) to market Polyphenon E® Ointment, 15%, a new drug indicated for the treatment of external genital and perianal warts and patented through 2017. The product, developed by MediGene AG, will be commercialized in the United States by Bradley and is expected to launch during the second half of 2007. With FDA approval, MediGene is due a $14M milestone payment from Bradley.

Both Bradley operating units will market Polyphenon E® Ointment, 15%, with the Doak Dermatologics subsidiary promoting Polyphenon E® Ointment, 15% to dermatologists, and Bradley’s Kenwood Therapeutics division marketing this topical therapy to the OB/GYN specialty.

The active ingredient in Polyphenon E® Ointment, 15% is a defined mixture of catechins extracted from green tea and proven effective for the treatment of external genital and perianal warts caused by certain strains of human papilloma virus (HPV). External genital warts are one of the most common and fastest spreading venereal diseases worldwide. It is estimated that approximately 14 million people in the United States are infected with the strains of HPV that cause external genital warts, making the US the largest market for this indication. Current treatment for this condition primarily consists of cryosurgery and the topical therapy AldaraTM (imiquimod). Polyphenon E® Ointment, 15% is the first new treatment for this condition since AldaraTM was introduced in 1997.

Bradley President and CEO Daniel Glassman stated, “The approval of Polyphenon E® Ointment, 15% is very exciting news for Bradley. With its launch, Bradley will achieve another milestone in the execution of the Company’s strategic plan to increase shareholder value by broadening our product offerings through in-licensing long-term patent-protected therapies, and leveraging the promotional capabilities of Doak and Kenwood and their established physician relationships.”

AldaraTM is a trademark of 3M.

Bradley Pharmaceuticals Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, timing and repurchases of shares of common stock, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: estimate sales; comply with the restrictive covenants under its credit facility; refinance its credit facility, if necessary; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; successfully acquire, develop, integrate, or sell new products, including POLYPHENON® E Ointment and the products incorporating the delivery systems to be developed by Polymer Science; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.